UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Perceptron, Inc.

(Exact name of registrant as specified in its charter)

Michigan	38-2381442
(State of incorporation or organization)	(I.R.S. EmployerIdentification No.)
47827 Halyard Drive, Plymouth, Michigan	48170-2461
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
None	None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☐

If this Form relates to the registration of a class of pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.   ☑

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):  Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to purchase Series A Preferred Stock, no par value

(Title of Class)

EXPLANATORY NOTE

This Amendment No. 3 to Form 8-A amends the Registration Statement on Form 8-A filed on March 30, 1998 by Perceptron, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”).

Item 1.  Description of Registrant’s Securities to be Registered

Reference is hereby made to the Registration Statement on Form 8-A filed by the Company with the SEC on March 30, 1998, as amended by Amendment No. 1 to Form 8-A filed with the SEC on March 20, 2008 and Amendment No. 2 to Form 8-A filed with the SEC on August 24, 2015 (as amended, the “Original Form 8-A”). The Original Form 8-A, including the exhibits thereto, is incorporated herein by reference.

On August 20, 2018, the Company entered into a First Amendment to the First Amended and Restated Rights Agreement (the “Amendment”), which amends the First Amended and Restated Rights Agreement, dated August 20, 2015, between the Company with American Stock Transfer & Trust Company, LLC, as rights agent (“Rights Agreement”).

The Amendment extends the Final Expiration Date (as defined in the Rights Agreement) from August 20, 2018 to August 20, 2021. At the Company’s 2018 Annual Meeting of the Shareholders (the “Annual Meeting”), the shareholders will be asked to vote to ratify the Rights Agreement, as amended by the Amendment.  If shareholder approval of the Rights Agreement, as amended by the Amendment, is not obtained, the Rights Agreement will automatically terminate upon final adjournment of the Annual Meeting.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 4.3 hereto and incorporated herein by reference, and the Rights Agreement, which is filed as Exhibit 4.2 hereto and incorporated herein by reference.

Item 2.  Exhibits

Exhibit No.	Description
4.1

Form of certificate representing Rights (included as Exhibit B to the First Amendment to the First Amended and Restated Rights Agreement) is incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed on August 20, 2018. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of the Common Stock (such public announcement date being the “Shares Acquisition Date”) (or, if pursuant to a Permitted Offer (as defined in the Rights Agreement) such later date as fixed by the Board of Directors) or (ii) ten business days (or such later date as may be determined by the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement or announcement of an intention to commence a tender offer or exchange offer by any person if, upon consummation thereof, such person would be an Acquiring Person, other than as a result of a Permitted Offer.

4.2

First Amended and Restated Rights Agreement, dated as of August 20, 2015 between Perceptron, Inc. and American Stock Transfer & Trust Company, LLC is incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on August 24, 2015.

4.3

First Amendment to the First Amended and Restated Rights Agreement, dated as of  August 20, 2018 between Perceptron, Inc. and American Stock Transfer & Trust Company, LLC is incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed on August 20, 2018.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Perceptron, Inc.
(Registrant)

Date: August 20, 2018	By:	/s/ David L. Watza
David L. Watza
President, Chief Executive Officer and Chief Financial Officer
(Principal Executive and Financial Officer)

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